Exhibit 10.20

CONTRACT

BETWEEN

SAGRIC INTERNATIONAL PTY. LTD (ACN 007 889 081)

AND

Datec (PNG) Ltd

Company Registration No 1-14813

IN RELATION TO

PNG EDUCATION CAPACITY BUILDING PROGRAM

INFORMATION TECHNOLOGY MANAGEMENT AND SUPPORT

SERVICES ACTIVITY

APRIL 2005

27.	PERFORMANCE GUARANTEE (NOT APPLICABLE)	25

28.	WORKER’S COMPENSATION	26

29.	NOTICES	27

30.	SUB-CONTRACTORS	28

31.	WAIVER	28

32.	EQUAL OPPORTUNITY FOR WOMEN IN THE WORKPLACE	28

33.	DISPUTE RESOLUTION AND ARBITRATION	29

34.	GOVERNING LAW	30

35.	FINANCIAL RECORDS	30

36.	REPORTING REQUIREMENTS	31

37.	ANTI-CORRUPTION	31

38.	ENTIRE CONTRACT AND VARIATION	31

SCHEDULE 1: SCOPE OF SERVICES		33

SCHEDULE 2: BASIS OF PAYMENT		35

SCHEDULE 3: ASSETS REGISTER FORMAT (if applicable)		39

SCHEDULE 4: PERFORMANCE GUARANTEE		40

SCHEDULE 5: CONTRACTOR ASSET PRICING SCHEDULE		45

SCHEDULE 6: CONTRACTOR ONGOING ASSET MAINTENANCE COSTS		47

SCHEDULE 7: CONTRACTOR SERVICE AND PERFORMANCE REQUIREMENTS		49

SCHEDULE 8: CONTRACTOR DEPLOYMENT AND MIGRATION SERVICES		67

THIS CONTRACT is made on the 22nd day of April 2005

BETWEEN

SAGRIC INTERNATIONAL PTY LTD (ACN 007 889 081) having its head office at Adelaide in the State of South Australia (in this Contract called “SAGRIC”) of the one part

AND

Datec (PNG) Ltd Company Registration No 1-14813 having its head office at Port Moresby in PN G (in this Contract called “the Contractor”) of the other part.

WHEREAS

A.	SAGRIC carries on the business of a Project Management Consultant.

B.	SAGRIC has agreed to provide services to the Commonwealth of Australia, acting through the Australian Agency for International Development of the Department of Foreign Affairs and Trade, in connection with the PNG Education Capacity Building Program (“the Program”).

C.	SAGRIC is desirous of obtaining certain services in connection with the Project, specifically the Information Technology Management and Support Services Activity (‘the Activity’), to the extent more particularly described in this Contract.

D.	The Contractor, for the consideration specified in this Contract, has agreed to provide such services subject to the following terms and conditions.

NOW IT IS AGREED as follows:

1.	DEFINITIONS

1.1	In this Contract:

(a)	“AusGUIDE” means the Australian Agency for International Development’s Guide for AusAID staff, contractors and others involved in aid delivery and which is available through the AusAID website www.ausaid.gov.au and any amendments thereto;

(b)	“AusAID” means the Australian Agency for International Development of the Department of Foreign Affairs and Trade;

(c)	“Commonwealth” means the Commonwealth of Australia acting through the Australian Agency for International Development (AusAID) of the Department of Foreign Affairs and Trade;

(d)	“Consultants” means all persons employed or otherwise engaged by SAGRIC (whether on a permanent or temporary basis) for the purposes of the performance by SAGRIC of the Head Contract, including:

(i)	all SAGRIC’s sub-Contractors, other than the Contractor;

(ii)	all persons employed or otherwise engaged by any sub-Contractor, other than by the Contractor;

for	the purpose of performance by SAGRIC of any part of the Head Contract.

(e)	“Contract” means this Contract and includes the following Schedules and any annexes thereto:

(i)	Schedule 1: Scope of Services

(ii)	Schedule 2: Basis of Payment

(iii)	Schedule 3: Assets Register Format (if applicable)

(iv)	Schedule 4: Performance Guarantee

(v)	Schedule 5: Contractor Asset Pricing

(vi)	Schedule 6: Contractor Ongoing Asset Maintenance Costs

(vii)	Schedule 7: Contractor Service and Performance Requirements

(viii)	Schedule 8: Contractor Development and Migration Services together with any document incorporated by express reference;

(f)	“Contract Material” means all material brought or required to be brought into existence as part of, or for the purpose of, performing the Services including but not limited to documents, equipment, information and data stored by any means;

(g)	“Contractor” means the partner organisation that is the legal entity entering into this contract.

(h)	“GST” means goods and services tax or any similar tax imposed by reason of a supply of goods or services under this Contract;

(i)	“Head Contract” means the PNG Education Capacity Building Project: Contract, its general conditions and annexures entered into in February 2004 between the Commonwealth of Australia and SAGRIC International Pty Ltd ABN 63 007 889 081;

(j)	“Intellectual Property” includes all copyright and neighbouring rights, all rights in relation to inventions (including patent rights), plant varieties, registered and unregistered trademarks (including service marks), registered designs, confidential information (including trade secrets and know how) and circuit layouts, and all other rights resulting from intellectual activity in the industrial, scientific, literary or artistic fields;

(k)	“Parties” means SAGRIC and the Contractor;

(1)	“Performance Guarantee” means the Performance Guarantee defined in sub – clause 27.2 (a).

(m)	“Person” includes a partnership and a body corporate or unincorporated;

(n)	“Personnel” means all persons employed or otherwise engaged by the Contractor (whether on a permanent or temporary basis) for the purposes of the performance by the Contractor of the Services, including:

(i)	all of the Contractor’s sub-Contractors;

(ii)	all persons employed or otherwise engaged by the Contractor,

for the purpose of performance by the Contractor of any part of the Services;

(o)	“Program” means the PNG Education Capacity Building Program details of which are described in Head Contract;

(p)	“Partner Country” means Papua New Guinea

(q)	“Partner Government” means the Government of Papua New Guinea;

(r)	“Representative” or “Authorised Representative” means the Contractor’s Activity Director in sub-clause 10.1;

(s)	“SAGRIC Material” means any material provided by SAGRIC to the Contractor for the purposes of this Contract including, but not limited to, documents, equipment, information and data stored by any means;

(t)	“SAGRIC’s Representative” or “SAGRIC’s Authorised Representative” means the person with authority to conduct contract negotiations on SAGRIC’s behalf or represent SAGRIC with respect to this Contract, as identified in SAGRIC’s Request for Tender or by notice to the Contractor pursuant to clause 29;

(u)	“Services” means the services described in Schedule 1 which are required to be performed for the Activity;

(v)	“Activity” means the Information Technology Management and Support Services Activity; details of which are described by the express and implied requirements in Schedule 1;

(w)	“Activity Manager” means the person defined in sub-clause 10.1;

(x)	“Tender” means the Contractor’s bidding proposal as submitted to SAGRIC in response to SAGRIC’s Request for Tender dated November 2004 for the Information Technology Management and Support Services; and

(y)	“Term of the Contract” means the period specified in clause 2.

1.2	Words in the singular include the plural and words in the plural include the singular.

1.3	Words importing a gender include any other gender.

1.4	Clause headings in this Contract are for convenient reference only and have no effect in limiting or extending the language of the provisions to which they refer.

2.	TERM OF THE CONTRACT

2.1	The Contract shall commence on or about 1 May 2005 and the Contractor shall complete the instalment of assets by 31 August and the provision of services by 31 December 2005.

3.	CONTRACTOR’S OBLIGATIONS

3.1	The Contractor shall perform the Services in the manner prescribed in this Contract and in accordance with the standards, requirements and practices adopted by the Contractor’s profession or industry in Australia.

3.2	The Contractor shall perform the Services within the Term of the Contract.

3.3	The Contractor shall act at all times so as to protect the interests of SAGRIC and the Commonwealth; which may be directly or indirectly affected by the Contractor’s performance.

3.4	The Contractor shall submit claims for payment in the manner specified in Schedule 2.

3.5	The Contractor shall comply at all times with SAGRIC’s reasonable requirements in relation to its evaluation and review of the Activity, including but not limited to the provision of financial, technological, progress reports and other information.

3.6	The Contractor shall strictly comply with SAGRIC’s reporting requirements as specified in Schedule 1.

3.7	The Contractor warrants that it has and will be deemed to have:

a)	done everything possible to inform itself fully as to the laws and local conditions which may affect its performance of the Contract and obtained all necessary information as to risks, contingencies and other circumstances which may affect the timing, scope and cost of the Services; and

b)	informed itself completely as to the amount and nature of the resources, expertise, materials, labour and everything else necessary for the implementation and management of the Activity and the performance of the Contractor’s obligations under the Contract.

3.8	Failure by the Contractor to do all or any of the things it is deemed to have done under this clause will not relieve the Contractor of its liability to perform and complete the Contract in accordance with its terms and conditions.

3.9	Without limiting any other provision of the Contract the Contractor:

a)	acknowledges the existence of Partner Country risk in performing its obligations under the Contract;

b)	for this purpose must proactively manage the Partner Country risk and take all steps consistent with the fulfilment of its obligations under the Contract to minimise the occurrence of any such problems occurring; and

c)	must immediately notify SAGRIC’s Representative if any such problems occur, whether or not they constitute a Force Majeure event, and thereafter take all necessary steps to minimise or overcome any Partner Country risk.

3.10	Whenever the Contractor, with the approval of SAGRIC under clause 30, engages a sub-Contractor to perform any part of the Services, the Contractor shall ensure that the contract between the Contractor and the sub-Contractor contains such provisions as will enable the Contractor to fully and effectively perform the Contractor’s obligations under this Contract.

3.11	The Contractor shall notify SAGRIC in writing before making or agreeing to make any significant material change in the legal or organisational status of the Contractor, or the financial position of the Contractor, which might affect the ability of the Contractor to comply with its obligations under this Contract.

3.12	The Contractor acknowledges and confirms that, not withstanding any other provision of the Contract:

(a)	It is not the function or responsibility of SAGRIC and/or the Commonwealth or any person acting on behalf of SAGRIC and/or the Commonwealth to approve the Contractor’s security plans;

(b)	SAGRIC and/or the Commonwealth does not accept responsibility, and will not be liable at common law (including actions for negligence) for the safety or security of the Contractor and Personnel; and

(c)	The Contractor has not entered the Contract on the basis of any representation, statement or assurance by SAGRIC and/or the Commonwealth, in respect of the safety or security of the Contractor and Personnel, in any overseas location.

4.	SAGRIC’S OBLIGATIONS

4.1	SAGRIC shall pay to the Contractor the fees specified in Schedule 2 upon the conditions and in the manner provided for in this Contract.

4.2	Not withstanding the provisions of clause 22 and without derogating from any other right it may have, SAGRIC may in its absolute discretion defer payment of any fees until the Contractor has completed to SAGRIC’s reasonable satisfaction that part of the Services to which those fees relate and has met all its obligations outstanding under the Contract as at the date the payment is due.

4.3	Not withstanding the provisions of clause 22 and without derogating from any other right it may have, SAGRIC may in its absolute discretion refuse payment of any fees due to the Contractor if the Contractor has failed to meet its obligations under the contract.

4.4	Not withstanding the provisions of clause 22 and without derogating from any other right it may have, SAGRIC may in its absolute discretion demand full reimbursement for services provided by the Contractor if AusAID rejects an invoice for those services. The Contractor will not be due for any payment of any fees until the Contractor has completed to SAGRIC’s and AusAID’s reasonable satisfaction each milestone for the Activity and a representative from the AAG has signed the Activity Completion form.

4.5	The total consideration payable to the Contractor shall not exceed the absolute financial limitation specified in Schedule 2. SAGRIC accepts no liability in respect of any additional claims for payment made or liabilities incurred by the Contractor whether based upon legal or equitable principles unless the provisions of sub-clause 38.2 have been strictly observed.

5.	OTHER CONTRACTORS

5.1	SAGRIC will be entitled to arrange for other Consultants/Contractors to carry out work on the Project (the execution of which is not included in the Contract) concurrently with the performance by the Contractor of the Services.

5.2	The Contractor:

a)	must permit the performance of work and services by other Consultants;

b)	must fully cooperate with the other Consultants, AusAID and with SAGRIC;

c)	must carefully coordinate its own work with that being carried out or to be carried out by the other Consultants, AusAID and/or by SAGRIC; and

d)	must take such steps as are reasonably necessary or required for the expeditious completion of the Activity and/or Project or as directed by SAGRIC’s Representative to minimise disruption or interference to SAGRIC, other Consultants and other Personnel.

6.	GST & VAT

6.1	Except as provided by this clause, all taxes, duties and charges imposed or levied in Australia or overseas in connection with the performance of this Contract shall be borne by the Contractor.

6.2	(a)	The amount shown against each item in schedule 2 is the ‘value’ of each of the ‘periodic supplies’ and services to be made under this contract.

(b)	The amount payable under the contract for each supply listed in schedule 2 is the value of that supply plus any GST and/or VAT payable by the Contractor under the GST Act.

(c)	The amount of GST and/or VAT payable by the Contractor and included in the amount payable by SAGRIC under the contract shall be shown as a separate item on the invoice, together with the method of calculation.

(d)	Notwithstanding subclause (c) above, for these supplies made on or after 1 July 2000, the operation of subclause (b) is subject to the Contractor providing a valid ‘tax invoice’ to SAGRIC.

(e)	If the Australian Taxation Office (ATO) subsequently assesses that the GST paid by the Contractor on any supply under the contract was less than the GST payable under the Act, SAGRIC shall, upon receipt of a request for the additional GST and receipt of a copy of the ATO assessment, pay to the Contractor the additional GST.

(f)	If the ATO subsequently assesses that the GST paid by the Contractor on any supply under the contract was more than the GST payable under the Act, the Contractor shall, upon receipt of the ATO assessment repay to SAGRIC the excess GST and provide the SAGRIC a copy of the ATO assessment.

(g)	SAGRIC shall not pay to the Contractor any amount referable to GST, except as provided in this clause.

(h)	The Program is registered with the Internal Revenue Commission of PNG as an approved aid project of a prescribed foreign aid provider and, therefore, zero-rated for GST/VAT. The Project Registration Number is GS 10821. The Contractor must pay GST/VAT on goods and services procured for the Project in PNG and when seeking refund for tax paid must provide SAGRIC with Tax Invoices that must contain;

•	the words “TAX INVOICE”

•	the name and GST/VAT registration number of the supplier

•	the date the invoice was issued

•	the quantity or volume and description of the goods or services supplied

•	the amount of GST/VAT charged listed as a separate amount or a single amount including GST/VAT and the words “This invoice includes VAT charged at 10%”

•	if the payment is in excess of K200 then the name and address of the recipient must also be included on the invoice.

For amounts less than K50 it is not necessary to have a receipt from the supplier. The receipt must include the supplier’s name and GST/VAT registration number to enable a GST/VAT refund claim.

These documents must be included in all acquittals.

7.	RELATIONSHIP WITH PARTNER GOVERNMENT

7.1	SAGRIC will use its best endeavours to ensure that the Commonwealth, through the Australian Diplomatic Mission in, or responsible for, the Partner Country provides, where necessary, representation with appropriate officials of the Partner Government to assist the Contractor in securing any cooperation required for the successful performance of the Services and the completion of the Activity. Except for SAGRIC’s best endeavours to ensure the Commonwealth’s assistance under this clause, the Contractor shall be fully responsible for obtaining cooperation or consents required for the purposes of the Activity.

7.2	The Contractor shall direct all Personnel to comply with instructions from the Australian Diplomatic Mission in, or responsible for, the Partner Country regarding security and welfare matters.

7.3	The Contractor shall respect and abide by all the laws and regulations in force in the Partner Country. The Contractor shall use its best efforts to ensure in its performance of the Services that all Personnel and dependants while in the Partner Country respect and abide by all the laws and regulations in force in the Partner Country.

7.4	The Contractor shall not become involved in the political affairs of the Partner Country. The Contractor shall use its best efforts to ensure that all Personnel and dependants do not become involved in the political affairs of the Partner Country. If SAGRIC is of the opinion that any such person has become politically involved, then it may, at its absolute discretion, require the Contractor to repatriate that person. The replacement of any Personnel so repatriated shall be by Personnel of equal competence and subject to the prior approval of SAGRIC. The total cost of any such replacement including repatriation costs shall be borne by the Contractor.

7.5	Sub-clause 7.4 shall not apply in respect of Personnel and dependants who are citizens of the Partner Country.

7.6	It is agreed that all Personnel will perform management, administrative or advisory roles in the Partner Country and the Contractor shall use its best efforts to ensure Personnel establish and maintain harmonious and effective working relationships with staff employed by the Partner Government on the Program.

8.	PERSONNEL

8.1	The Contractor shall provide sufficient numbers of competent Personnel as submitted in its Tender and as specified in Schedule 1 on which this Contract was awarded or the Personnel specified in Schedule 1 to perform the Services in the Partner Country and Australia.

8.2	Before appointing any Personnel to the Activity, the Contractor shall seek the approval of SAGRIC by providing:

(a)	the full names and nationalities of proposed Personnel;

(b)	a statement showing the position to be held, the job specification and duration of the proposed appointment; and

(c)	a copy of the proposed person’s curriculum vitae showing relevant experience and formal qualifications including dates of award.

8.3	Where approved Personnel are unable to undertake work in respect of the Services, the Contractor shall notify SAGRIC immediately. The Contractor shall, if so requested by SAGRIC, provide replacement Personnel acceptable to SAGRIC at no additional charge and at the earliest opportunity.

8.4	SAGRIC may, at its absolute discretion, give notice requiring the Contractor to remove Personnel (including approved Personnel) from work in respect of the Services. The Contractor shall promptly arrange for the removal of such Personnel from work in respect of the Services and their replacement with Personnel acceptable to SAGRIC.

8.5	If the Contractor is unable to provide acceptable replacement Personnel SAGRIC may terminate this Contract in accordance with the provisions of clause 22.

8.6	The Contractor shall ensure to the best of its ability that no Personnel, except for Personnel who are citizens of the Partner Country, shall engage directly or indirectly, in any business or professional activity in the Partner Country; which is not directly related to the Project without the prior written agreement of SAGRIC.

8.7	The Contractor shall not engage a SAGRIC or Commonwealth employee in any capacity in connection with the Services, without the prior written approval of SAGRIC and the Commonwealth.

8.8	The Contractor shall ensure that media advertisements placed by the Contractor for Personnel to fill an Activity position acknowledge that the Project is funded by the Australian Government through AusAID as part of Australia’s Overseas Development Assistance Program.

9.	NEGATION OF EMPLOYMENT, PARTNERSHIP AND AGENCY

9.1	The Contractor shall not represent itself and shall ensure that all Personnel do not represent themselves, as being employees, partners or agents of SAGRIC or the Commonwealth.

9.2	The Contractor and Personnel shall not by virtue of this Contract be or for any purposes be deemed to be an employee, partner or agent of SAGRIC or the Commonwealth.

10.	ACTIVITY CO-ORDINATION

10.1	The Contractor shall designate its Activity Manager to be its senior representative responsible for the overall management and direction of its performance of the Services.

11.	PROCUREMENT

11.1	The Contractor shall in its procurement of goods and services comply with the Commonwealth’s Procurement Guidelines and in accordance with the Commonwealth’s Key Purchasing Principles shall ensure that:

(a)	the goods to be procured are of a satisfactory quality;

(b)	the goods will be delivered or completed in good order and condition and in accordance with the Activity timetable;

(c)	the price paid for items procured represent value for money;

(d)	there is open and effective competition in the purchasing process to the extent practicable;

(e)	a professional approach be reflected in the purchasing process including ethical behaviour and fair dealing;

(f)	specifications are in writing and do not exclude Australian and New Zealand products; which are suitable or reasonably adaptable to the requirement on hand;

(g)	procurement is planned including, but not limited to, early consultation with industry; and

(h)	if applicable, due consideration is given in procurement to maximise participation by Australian and New Zealand suppliers where practicable in accordance with Commonwealth Procurement Guidelines Number 12. (The Contractor may obtain information about manufacturers from the Industrial Supplies Offices in each capital city).

11.2	The Contractor shall undertake all procurement in its own name, not in SAGRIC’s or the Commonwealth’s name or as SAGRIC’s or the Commonwealth’s agent.

11.3	The Contractor should be aware of and conform with, Australian government purchasing policies in regard to any country, as the Commonwealth may determine from time to time.

11.4	The Contractor shall maintain procurement records that shall record its efforts to implement these requirements and its procurement records shall be deemed to be financial records.

12.	CONTROL OF PROGRAM SUPPLIES

12.1	The Contractor shall be responsible for the reasonable care of all assets procured for the Activity.

12.2	The Contractor shall carry all risk for Activity assets until such time as they, with SAGRIC’s concurrence, are handed over to the Partner Government.

12.3	The Contractor shall ensure that effective internal controls exist in relation to assets (including consumable items) prior to their issue for use.

12.4	The Contractor shall maintain a record of all material assets procured under the Contract for delivery directly to the Partner Government. In addition documentation acknowledging receipt by, or confirming delivery to, the Partner Government should be obtained in respect of all such assets.

12.5	The Contractor shall maintain a Register of Activity Assets (RAA) under its administrative control within the Partner Government, as well as a separate RAA for in Australia Activity Assets. The RAA shall record non-consumable items funded or supplied to the Activity and having a value of $1,000 or more. In addition, non-consumable items of a portable and attractive nature with a value of less than $1,000 are also to be recorded. The following is an indicative, but not exhaustive list of items that may be included:

(a)	scientific equipment;

(b)	computer hardware and software;

(c)	photographic equipment;

(d)	office furniture and equipment;

(e)	medical equipment;

(f)	engineering and survey equipment;

(g)	motor vehicles.

12.6	The RAA shall show as a minimum date of receipt of the asset at the Activity site, the cost, the purchase/payment document date and reference/serial number, a description and identification number, and the location of the asset (subject to discussion and agreement with the SAGRIC representative). Schedule 3 to this Contract details the RAA format required by SAGRIC. Subsequent disposal action as agreed to in writing by SAGRIC such as replacement, write-off, or transfer to the Partner Government counterpart agency shall also be recorded. The RAA and other relevant documents such as import papers and manufacturers’ warranties relating to the assets shall be available for audit as required by SAGRIC.

12.7	Payment for the purchase of assets required to be placed on the RAA pursuant to clause 12.5 shall not be approved by the Contractor unless the payment documentation carries the corresponding RAA reference/asset number.

12.8	The Activity Manager designated by the Contractor shall ensure that the RAA is maintained in an accurate and current state, and shall exercise administrative control on behalf of SAGRIC over the assets recorded in the RAA. The Activity Manager shall be responsible for the safekeeping and maintenance of the assets in the RAA until directed by SAGRIC to transfer them to the Partner Government or otherwise dispose of them.

13.	ACCEPTANCE BY SAGRIC

13.1	SAGRIC reserves the right, at any time, to alter, qualify or reject any Contract Material including any report, statement, design, conclusion, or recommendation made by the Contractor under this Contract, which is not to SAGRIC’s satisfaction, but SAGRIC shall not exercise its discretion unreasonably. The Contractor shall promptly correct rejected Contract Material at the Contractor’s expense.

13.2	SAGRIC will use the ECBP Quality Management Plan and associated documents as one of the main performance monitoring tools in its assessment of the suitability of milestone performance by the contractor. SAGRIC’s acceptance or rejection of Contract Material tendered by the Contractor and the reasons therefore will be communicated to the Contractor in writing.

13.3	SAGRIC’s obligation to make the payments contained in Schedule 2 shall be contingent upon the Contractor’s receipt of SAGRIC’s written notification of its acceptance of the Contract Material.

14.	CONFLICT OF INTEREST

14.1	The Contractor warrants that, at the date of signing this Contract, the Contractor does not:

(a)	hold any office;

(b)	possess any property;

(c)	have any obligation by virtue of any Contract or any venture in association with another Person; or

(d)	have any obligation to observe any standards in the course of exercising a profession;

whereby, directly or indirectly, duties or interests are or might be created which conflict or will conflict with its duties or interests under this Contract.

14.2	If during the term of this Contract, a conflict or risk of a conflict arises of the kind referred to in this clause, the Contractor undertakes to notify SAGRIC immediately in writing of that conflict or risk.

14.3	The Contractor shall not authorise any test or investigation to be carried out or technical report to be prepared by any Person who has a direct financial interest in the results of such test, investigation or technical report.

14.4	The Contractor shall ensure that, in relation to this Activity, the provisions of this clause are also included in all its agreements with its sub-Contractors and Personnel.

15.	OWNERSHIP OF CONTRACT MATERIAL

15.1	The Contractor hereby assigns to the Commonwealth the title to and all Intellectual Property throughout the world, in and derived from the Contract Material including future copyright.

15.2	The Contractor shall ensure that it uses, copies, supplies or reproduces the Contract material only for the purposes of this Contract.

15.3	The Contractor shall deliver all Contract Material to the Commonwealth or to the Partner Government counterpart agency as directed in writing by SAGRIC or the Commonwealth.

16.	SAGRIC MATERIAL

16.1	SAGRIC Material shall remain the property of the Commonwealth and the Contractor shall return all SAGRIC Material to SAGRIC or to the Partner Government counterpart agency as directed in writing by SAGRIC or on expiration or termination of the Contract, whichever is the earlier. At the expiration or termination of the ECB Program all such material shall return to the Commonwealth or the Partner government counterpart agency.

16.2	SAGRIC and the Commonwealth will inform the Contractor of any SAGRIC and Commonwealth Material produced for and on behalf of SAGRIC and the Commonwealth in which third parties hold the copyright and of any conditions attaching to the use of that material because of that copyright. The Contractor shall use that material only in accordance with those conditions.

16.3	SAGRIC and the Commonwealth continually indemnifies the Contractor against any claim or proceeding that is made, threatened or commenced, and against any liability, loss (including consequential loss), damage or expense (including legal costs on a full indemnity basis) that the Contractor incurs and suffers as a direct or indirect result of any infringement or alleged infringement of the intellectual property rights of any person in relation to SAGRIC and Commonwealth material, except where the Contractor has used SAGRIC and Commonwealth material in a manner inconsistent with instructions provided by SAGRIC and the Commonwealth under clause 16.2.

16.4	The Contractor shall be responsible for the safe keeping and maintenance of SAGRIC and Commonwealth Material.

17.	DISCLOSURE OF INFORMATION

17.1	The Contractor shall protect all documents and information relating to the Project and shall keep all SAGRIC and AusAID confidential information confidential.

17.2	Under no circumstances shall the Contractor or any Personnel publish or cause to be published or use for any purpose unrelated to the Services all or any part of the documentation pertaining to the Services without the specific prior written approval of SAGRIC.

17.3	The Contractor shall take all reasonable steps to ensure that all Personnel comply with the non-disclosure and confidentiality obligations referred to in sub-clause 17.2 and clause 18.

17.4	Formal statements to the media or articles relating to the Program, to be released or published in any way, shall in all cases be cleared before release or publication by SAGRIC or AusAID or the Australian Diplomatic Mission accredited to the Partner Country.

17.5	The Contractor shall, if appropriate, erect a sign at each Activity site that acknowledges the contributions of the Australian Government, through AusAID, and the Partner Government. Such signs shall in all cases be discussed and agreed by SAGRIC and the Partner Government.

17.6	AusAID may disclose matters relating to the Contract, including the Contract, except where such information may breach the Privacy Act 1988, to governmental departments and agencies, Ministers and Parliamentary Secretaries, and to Parliament, including responding to requests for information from Parliamentary committees or inquiries.

18.	CONFIDENTIALITY

18.1	The Contractor must not, and it must ensure that its Personnel do not, save to the extent that it is necessary to do so in order to execute this Contract, either directly or indirectly, disclose to any person any knowledge, information or documents which it may acquire or come into the possession of during the execution of Services, or the affairs, property, trade secrets, confidential information or methods of business of SAGRIC or the Commonwealth.

18.2	The Contractor must ensure that its Personnel are bound in like terms to those set out in the preceding paragraph of this clause.

19.	ANNUAL PLANS (if applicable)

19.1	No later than 15 February each year, the Contractor shall submit to SAGRIC for its consideration a draft Annual Plan containing the Contractor’s:

(a)	Proposed work plan for performance of the Services during the next financial year; and

(b)	A financial budget which sets out the estimated cost of implementing the work plan and specific physical tasks and inputs including a cashflow table by month, which conforms with the requirements of AusGuide.

19.2

Agreement by SAGRIC to a proposed work plan contained in an Annual Plan shall always be strictly subject to and dependent upon the Parties effecting, in accordance with the provisions of sub-clause 39.2, a written variation amending the Contract whenever necessary to take account of the proposed work plan. Pending the signing of a variation agreement, the proposed Annual Plan shall be of no force or effect at law or in equity upon the obligations of the Parties arising under the Contract:

19.3	SAGRIC shall, in its sole discretion, have the right to either approve or not approve the Contractor’s draft Annual Plans and any concomitant proposal for Contract Variation.

20.	SAGRIC PAYMENTS POLICY

20.1	All payments will be made in accordance with Schedule 2.

20.2	Payments made by SAGRIC do not necessarily constitute final acceptance of the work performed by the Contractor and SAGRIC, after any payment, reserves its rights as against the Contractor under this Contract.

21.	SAGRIC’S RIGHT TO RECOVER OVERPAYMENTS

21.1	If during the period of this Contract SAGRIC determines that it has made an overpayment to the Contractor under the terms of the Contract, including an overpayment of a progressive payment under Schedule 2, then SAGRIC shall have the right in its absolute discretion, to make adjustments to take account of the overpayment in relation to payments in satisfaction of subsequent claims by the Contractor.

21.2	SAGRIC may review all or any of the payments it has made to the Contractor under the Contract and:

(a)	if the total of the amount paid to the Contractor is greater than SAGRIC determines by review to be payable under the Contract, then SAGRIC shall notify the Contractor in writing of the amount of refund it has determined to be repayable;

(b)	the Contractor shall within thirty (30) days of its receipt of SAGRIC’s notification:

(i)	pay the refund to SAGRIC; or

(ii)	provide SAGRIC with evidence supporting the Contractor’s opinion concerning the amount of the refund;

(c)	failure by the Contractor to provide evidence as required in sub-clause (b)(ii) shall, in the absence of payment in full of the refund claimed in sub-clause (b)(i), be deemed to be evidence of the Contractor’s agreement that the amount of refund is correct and payable to SAGRIC on demand; and

(d)	SAGRIC shall, within thirty (30) days of its receipt of the Contractor’s evidence supporting its opinion concerning the amount of the refund, consider the Contractor’s evidence and give the Contractor written notice either:

(i)	calling for payment within ten (10) days of the refund determined by SAGRIC’s review or as re-determined following its consideration of the Contractor’s evidence; or

(ii)	of SAGRIC’s agreement that there is no refund payable.

21.3	If the Contractor fails within the relevant time to make a refund to SAGRIC of an overpayment determined pursuant to sub-clause 21.2, then:

(a)	the amount of that refund is hereby deemed by the Parties to be recoverable by SAGRIC from the Contractor in any Court of competent jurisdiction as a debt due and payable to SAGRIC by the Contractor, irrespective of whether the overpayment has arisen as a result of a mistake of fact or a mistake of law; and

(b)	SAGRIC shall have the right to call up the Performance Guarantee to the extent of the amount of the overpayment which has not been refunded by the Contractor.

22.	CONTRACTOR DEFAULT AND INSOLVENCY

22.1	If the Contractor is in default under the Contract SAGRIC may, without prejudice to any right of action or remedy which has accrued or may accrue in favour of either Party, by notice in writing to the Contractor, specify the relevant default and, where such default is capable of remedy, require the Contractor within ten days of such notice to remedy, or commence appropriate action to remedy, the default.

22.2	For the purposes of this clause, the Contractor will be in default under the Contract, where the Contractor:

(a)	fails to commence work under the Contract, or proceeds at a rate of progress, so as to endanger the due and proper completion of the Contract;

(b)	fails to perform or observe any other obligation or undertaking to be performed or observed on its part under the Contract so that there is a substantial failure by the Contractor to perform the Contract;

(c)	breaches any of the provisions of sub-clause 8.4, clause 14, sub-clause 30.1, or clause 36;

(d)	submits a series of incorrect invoices;

(e)	fails to undertake procurement and/or control of Activity supplies in strict compliance with clauses 11 and 12;

(f)	becomes, or there is a reasonable prospect of the Contractor becoming, subject to any form of insolvency administration; or

(g)	is, or in the opinion of SAGRIC will be, unable to perform the Contract by reason of execution against its assets.

22.3	In the event that the Contractor fails, within ten days after receipt of the written notice, to remedy or to commence appropriate action to remedy the specified default, SAGRIC may, by written notice, terminate this Contract and:

(a)	recover from the Contractor any loss or damage suffered by SAGRIC; and/or

(b)	recover its loss or damage by claiming under the Performance Guarantee.

22.4	Any damages, losses, costs and expenses recoverable by SAGRIC from the Contractor in consequence of the Contractor’s default under the Contract, including the cost of procuring the Services from an alternative source, may be deducted from moneys then due to the Contractor under the Contract and if such moneys are insufficient for that purpose then the balance remaining unpaid shall be a debt due by the Contractor to SAGRIC and may be:

(a)	set off against any other moneys due to the Contractor by SAGRIC under this or any other Contract between SAGRIC and the Contractor; and/or

(b)	recovered from the Contractor by SAGRIC in any Court of competent jurisdiction; and/or

(c)	Recovered under the Performance Guarantee.

22.5	SAGRIC reserves the right at any time to undertake any steps it deems necessary and to consult with any party for the purposes of reviewing the Contractor’s performance of the Services.

23.	SUSPENSION, TERMINATION AND REDUCTION

23.1	If the Head Contract is for any reason terminated then SAGRIC has the right to terminate this Contract at any time by written notice.

23.2	If any condition arises and continues which in the opinion of SAGRIC interferes or seems about to interfere with the successful carrying out of the Services, SAGRIC may by written notice to the Contractor suspend in whole or in part the Services and payments to the Contractor under the Contract.

23.3	If any of the conditions referred to in the preceding sub-clause continue for a period of fourteen days after SAGRIC has given notice to the Contractor of suspension of Services and payments to the Contractor under the Contract, then SAGRIC may by written notice to the Contractor terminate the Contract.

23.4	SAGRIC shall, in addition to any other rights under the Contract, be entitled at any time to terminate the Contract, in whole or in part, by notifying the Contractor in writing that the Contract or a specified part thereof will terminate on the date specified in the notice, or take such other action as it deems fit in order to fulfil its obligations under the Head Contract or for the timely continuance of the Program.

23.5	Upon receipt of a notice of suspension, termination or partial termination the Contractor shall:

(a)	stop work as specified in the notice;

(b)	take all available steps to minimise loss resulting from that suspension or termination and to protect SAGRIC Material and Contract Material; and

(c)	continue work on any part of the Services not affected by the notice.

23.6	If this Contract is suspended or terminated under the preceding sub-clauses and the Contractor did not, either directly or indirectly, cause the suspension or termination, the Contractor shall be entitled to receive in full and final settlement of all claims for all services rendered or documents supplied by or through the Contractor:

(a)	payments in accordance with Schedule 2 for Services rendered before the effective date of suspension or termination providing that the services rendered by the Contractor are satisfactory to SAGRIC; and

(b)	subject to sub-clauses 23.7 and 23.8, any reasonable costs incurred by the Contractor and directly attributable to the suspension, partial termination or termination of this Contract, as substantiated by the Contractor.

The Contractor will have no other right or claim to payment on any account in consequence of such suspension or termination.

23.7	In the event of suspension, partial termination or termination SAGRIC’s liability under the payments provisions under Schedule 2 shall, in the absence of agreement to the contrary, abate proportionately to the reduction in the Services.

23.8	SAGRIC shall not be liable to pay compensation in an amount that would, in addition to any amounts paid or due or becoming due to the Contractor under this Contract, together exceed the payments provisions specified in Schedule 2. The Contractor shall not be entitled to compensation for loss of prospective profits.

23.9	Any termination or partial termination of this Contract is without prejudice to any right or remedies either party may have against the other; which may have arisen prior to the date of termination.

24.	MISTAKES IN INFORMATION

24.1	The Contractor shall be liable for extra costs occasioned by any discrepancies, errors or omissions in Contract Material including any drawings, documentation or other information supplied in writing by it, whether they have been accepted by SAGRIC or not, provided that such discrepancies, errors or omissions are not due to inaccurate drawings, documents or information supplied in writing to the Contractor by SAGRIC.

24.2	SAGRIC shall be liable for extra costs directly occasioned by any discrepancies, errors or omissions in any SAGRIC Material.

25.	FORCE MAJEURE

25.1	The term “force majeure” as employed herein shall mean acts of God, strikes, lockouts (other than a lockout by or on behalf of the Contractor) or other industrial disturbances, acts of the public enemy, wars, blockades, insurrection, riots, epidemics, landslides, earthquakes, storms, lightning, floods, washouts, civil disturbances, explosions and any other comparable events, not within the control of either Party and which by the exercise of due diligence neither Party is able to overcome.

25.2	If either Party is temporarily unable by reason of force majeure or laws or regulations in force in the Partner Country to meet any of its obligations under the Contract and if such Party gives to the other Party written notice of the event within ten (10) days after its occurrence, such obligations of the Party as it is unable to perform by reason of the event shall be suspended for as long as the inability continues.

25.3	Neither Party shall be charged with responsibility for loss or damage caused by events or delays arising from force majeure as defined above.

25.4	If SAGRIC determines under clause 25.2 that a force majeure event has occurred and its effect is continuing for a period of 90 days, SAGRIC may give the Contractor notice which either:

(a)	deletes that part of the Services which are affected by the force majeure event; or

(b)	terminates the Contract with effect of 28 days after the giving of notice.

25.5	Where notice is given under sub-clause 25.4(a), the amount payable to the Contractor under Schedule 2 will be reduced by the Contract value of the omitted Services as if it were a Variation under clause 38.

25.6	Where a notice is given under sub-clause 25.4(b), the Contractor will be entitled to payment of the amount specified as payable in Schedule 2, clause 4.

26.	INSURANCE AND INDEMNITY

26.1	Subject to sub-clause 26.2 the Contractor shall indemnify and keep indemnified SAGRIC, its officers, employees and agents from and against any loss, damages expenses or costs whatsoever (including legal costs on a solicitor and own client basis and the costs of any settlement) arising from any claim, demand, action, suit or proceeding that may be made or brought by any person against SAGRIC, its officers, employees or agents or any of them for or in respect of personal injury or death of any person whomsoever or loss of or damage to any property or any other loss or damage whatsoever arising out of or as consequence of any default, unlawful act or omission or any negligence by the Contractor or any Personnel in or in connection with the execution of this Contract or the performance of the Services or otherwise.

26.2	The Contractor shall not, under sub-clause 26.1, be rendered liable for or in respect of personal injury or the death of any person or loss of or damage to property resulting from any negligent act, omission of SAGRIC or its officers or employees, or for or in respect of any claim, demand, action, suit or proceeding, or costs or expenses in respect thereof.

26.3	The Contractor shall take out and maintain adequate insurance against claims by third parties resulting from its performance of the Services. The Contractor shall provide evidence of adequate and current insurance to SAGRIC within ten (10) days of its receipt from SAGRIC of a request in writing for such evidence.

26.4	The Contractor shall take out and maintain adequate overseas medical, dental and medical evacuation insurance coverage that may be necessary or desirable for Personnel and dependants who may travel for the purposes of the Services. The Contractor shall provide evidence of adequate and current insurance to SAGRIC within ten (10) days of its receipt from SAGRIC of a request in writing for such evidence.

26.5	SAGRIC undertakes no responsibility in respect of any life, accident, travel or any other insurance coverage that may be necessary or desirable for Personnel and dependants who may travel for the purposes of the Services.

27.	PERFORMANCE GUARANTEE (Not Applicable)

27.1	The Contractor shall provide and maintain security for the due performance of the Contractor’s obligations under this Contract.

27.2	Such security will be in the following form:

(a)	A performance guarantee, in the form attached to this Contract in Schedule 4, given by a party or parties approved by SAGRIC unconditionally and irrevocably guaranteeing the Contractor’s obligations under this Contract (“Performance Guarantee”).

27.3	The Performance Guarantee must be maintained effectively until notice by SAGRIC that the Contractor’s obligations under this Contract have been completed.

27.4	SAGRIC is not obliged to make any payments under the Contract, whether or not such payments are due, prior to receipt of the Security duly executed, and where applicable stamped, in accordance with sub-clauses 26.2(a).

27.5	If SAGRIC becomes entitled to exercise all or any of its rights to recover moneys under or in relation to the Contract, SAGRIC may exercise all or any of its rights under the Security.

28.	WORKER’S COMPENSATION

28.1	The Contractor shall indemnify SAGRIC and the Commonwealth against liability of SAGRIC or the Commonwealth for death of or injury to any person employed by the Contractor on work under the Contract, except to the extent that such death or injury results from any unlawful or negligent act or omission on the part of SAGRIC or the Commonwealth.

28.2	Before commencing work under the Contract, the Contractor shall fully insure, or register with the appropriate statutory authority against liability for death of or injury to persons employed by the Contractor, including liability by statute and common law. The insurance shall be maintained until all work under the Contract is completed.

28.3	The Contractor shall ensure each Sub-Contractor is insured against the Sub-Contractor’s corresponding liability.

29.	NOTICES

29.1	Any notice or other communication shall be in writing, signed by the party sending it and shall be addressed as follows:

(a)	If to the Contractor:

Datec (PNG) Ltd.

PO Box 504

Port Moresby PNG

Telephone No: +(675) 325 9022

Facsimile No: +(675) 325 9066

or such other address as the Contractor may from time to time by notice in writing communicate to SAGRIC and have received an acknowledgment of receipt of the notice.

(b)	If to SAGRIC

Program Director

PNG Education Capacity Building Program

SAGRIC International Pty Ltd.

Level 2, 70 Hindmarsh Square

ADELAIDE SA 5001

Facsimile No: (08) 8224 0453

or such other address as SAGRIC may from time to time by notice in writing communicate to the Contractor and have received an acknowledgment of receipt of the notice.

29.2	Any such notice or other communication shall be delivered by hand or shall be sent by prepaid post or facsimile to the address of the party to which it is sent.

29.3	Any such notice or communication shall be deemed to have been given and served:

(b)	where delivered by hand, at the time of delivery;

(c)	where despatched by prepaid post, 48 hours after the time when it was posted; and

(d)	where despatched by facsimile transmission, 24 hours after the time recorded on a transmission result report which indicates complete transmission unless within those 24 hours the intended recipient informs the sender that the transmission was received in an incomplete or garbled form.

30.	SUB-CONTRACTORS

30.1	The Contractor shall not, without the prior written approval of SAGRIC;

(e)	engage sub-Contractors to perform the Services or any part of the Services;

(f)	permit any of its duties or obligations under the Contract to be performed or carried out by any other person; or

(g)	assign in whole or part its interest in the Contract.

30.2	The Contractor shall be fully responsible for the performance of the Services notwithstanding that the Contractor, with the consent of SAGRIC, may have sub- Contracted the performance of any part of the Services.

31.	WAIVER

31.1	A waiver by SAGRIC in respect of any breach of a condition or provision of this Contract shall not be deemed to be a waiver in respect of any other or of any subsequent breach.

32.	EQUAL OPPORTUNITY FOR WOMEN IN THE WORKPLACE (if applicable)

32.1	The Contractor shall comply with its obligations, if any, under the Equal Opportunity for Women in the Workplace Act, 1999 (“the Act”). Information about the legislation can be obtained from the Equal Opportunity for Women in the Workplace Agency (EOWA) on (02) 8255 6300 or via the EOWA website www.eowa.gov.au

32.2	The Contractor shall not enter into a sub-Contract under this Contract with a sub Contractor named by the Director of EOWA as an employer currently not complying with the Act.

32.3	If in the course of the Contract, the Contractor fails to comply with the Act, SAGRIC shall, without prejudice to SAGRIC’s rights under the Contract, send a notice to the Contractor in writing advising that the failure to comply constitutes a breach of the Contract and that the Contractor should contact the EOWA for information on the Act’s compliance requirements.

33.	DISPUTE RESOLUTION AND ARBITRATION

33.1	In the event that any question, difference or dispute arises between the parties concerning this Contract or ancillary thereto which cannot be satisfactorily resolved between them, then the parties agree to use their best endeavours to agree on a process for resolving the matter in dispute through means other than litigation or arbitration, such as but not limited to mediation, conciliation or mini-trial.

33.2	Either party may, after using their best endeavours as aforesaid, which have failed to resolve the matter in dispute, by notice in writing to the other party declare the matter in dispute to be deadlocked.

33.3	The matter in dispute declared to be deadlocked, will be referred to the managing director or chief executive officer (by whatever name called) of the parties or their respective nominees who will endeavour to reach an agreement regarding the matter in dispute.

33.4	If the deadlock cannot be resolved within 21 days of the referral made pursuant to clause 32.3 then the dispute may be referred by any/either party for mediation to an independent mediator and if he is unavailable within 7 days, then to a person agreed to by the parties and failing agreement within 7 days of a request by a party for such agreement, to a person nominated by the President of the Law Society of South Australia Incorporated.

33.5	The person conducting the mediation pursuant to clause 33.4 (“the mediator”) will not be an arbitrator and will conduct the mediation in accordance with the Law Society of South Australia Mediation Guidelines.

33.6	In the event that the matter in issue is unable to be resolved by the means referred to in sub-clauses 33.1 to 33.5 within a reasonable time then the same may be referred by any/either party for arbitration pursuant to the Commercial Arbitration Act (South Australia) at Adelaide in the State of South Australia by an arbitrator agreed upon by both Parties or if the Parties are unable to agree upon an arbitrator by an arbitrator appointed by the President of the Law Society of South Australia Incorporated.

33.7	Pending determination of a matter in issue referred to arbitration under this clause, the Contractor shall, unless advised otherwise by SAGRIC, continue to perform the Services.

34.	GOVERNING LAW

34.1	The Contract and its interpretation and performance shall be subject to the laws of the State of South Australia and shall in all respects be justiciable in the courts of the State of South Australia.

34.2	The parties in all respects submit to the jurisdiction of the courts of the State of South Australia

35.	FINANCIAL RECORDS

35.1	The Contractor shall in respect of the Activity, including in respect of any reimbursable costs, maintain a sound financial system capable of verifying all statements and acquittals. The system shall be underpinned by a basic regime of internal controls that permit the effective reconciliation of working documents.

35.2	Without limiting the generality of the obligations in sub-clause 35.1 the Contractor shall keep proper accurate and detailed accounts and records in relation to the Contract, including in relation to reimbursable or acquittable costs and payments pursuant to the Contract.

35.3	The Contractor shall ensure proper accounting standards and controls are exercised and reimbursable expenditure in relation to the Activity is recorded separately from other transactions of the Contractor.

35.4	The Contractor shall at no cost to SAGRIC and at all reasonable times afford adequate facilities for audit and inspection of the financial records referred to in sub-clause 35.2 by SAGRIC or its authorised representatives. The Contractor shall furnish such information and documents as are required by SAGRIC including but not limited to accounts, general financial statements of the Contractor, procurement records, time-books, payroll records, receipts, vouchers, registers and other documents. SAGRIC shall be entitled to make copies and extracts of the same.

35.5	The Contractor shall cause the financial records referred to in sub-clause 35.4 to be preserved and kept available for audit and inspection until the expiration of six years after the Term of the Contract but in any case no such documents shall be destroyed without prior approval in writing by SAGRIC.

36.	REPORTING REQUIREMENTS

36.1	The Contractor shall strictly comply with SAGRIC’s reporting requirements as specified in Schedule 1. All reports shall be submitted in hard copy and with a complete copy of the report either on floppy disk/CD-R (IBM Format using Microsoft Office products or sent as an attachment via e-mail to the Program Manager.

37.	ANTI-CORRUPTION

37.1	The Contractor shall not make or cause to be made any offer, gift or payment, consideration or benefit of any kind, which would or could be construed as an illegal or corrupt practice, either directly or indirectly to any party, as an inducement or reward in relation to the execution of this Contract. Any such practice shall be grounds for termination of this Contract by SAGRIC without prior notice.

38.	ENTIRE CONTRACT AND VARIATION

38.1	The Contract constitutes the entire Contract between the Parties and supersedes all communications, negotiations, arrangements and agreements, either oral or written, between the Parties with respect to the Activity.

38.2	No agreement or understanding purporting to vary or extend the Contract shall be legally binding upon either Party unless it is in writing in the form of a variation of the Contract which has been signed by the officers of each of the Parties authorised in that behalf and duly witnessed.

EXECUTED AS A CONTRACT

IN WITNESS whereof this Contract has been executed by SAGRIC, by an authorised officer, and has been executed by the Contractor.

SIGNED for and on behalf of

SAGRIC INTERNATIONAL PTY LTD by

Janet Davy (Program Manager)	/s/ JANET DAVY
Name and Designation	Signature

in the presence of -

Geoffrey Thompson	/s/ GEOFFREY THOMPSON
Name	Signature of Witness

THE COMMON SEAL of <Contractor>

Was hereunto affixed in the presence of :-

[SEAL GOES HERE]

Illegible	/s/ Illegible
Name and Designation	Signature

Date 21/04/05

Illegible	/s/ Illegible
Name	Signature of Witness

SCHEDULE 1

EDUCATION CAPACITY BUILDING PROGRAM

Management And Support Of Information Technology Services

Scope of Services

1.	BACKGROUND

In 1994 the Government of Papua New Guinea (GoPNG) embarked on a major program of educational reform. In 2002 the Government of Australia (GoA) and the GoPNG agreed to provide further support to the Education Reform Agenda through a major integrated program of development assistance called the Education Capacity Building Program (ECBP).

The ECBP is a ten-year program, coinciding roughly with the next PNG National Education Plan for 2005 – 2014. The ECBP adopts a program-based approach with activities to be identified and submitted for funding progressively over the life of the Program. The Program is led and Implemented by the PNG Department of Education (DoE).

The Program is designed to support the Education Reform Agenda through strengthening the organisational systems and practices of the national education administration, and improving systemic integration among the four levels of administration responsible for managing and financing the education sector.

The Program commenced on February 1, 2004. The first five years of the Program comprise two phases: Phase 1 is to be completed by 2005 and Phase 2 by 2008. SAGRIC International is the Australian Managing contractor for these first two phases of the Program on behalf of AusAID.

2.	DESCRIPTION OF THE ACTIVITY

ECBP is seeking proposals from appropriately experienced organisations with a record of success in delivering Information Technology services to large public and private sector organisations. As part of the overall capacity building program there is a requirement to strengthen the Information Technology systems and infrastructure to assist with the planning and effective delivery of Educational services

The range of required services includes:

•	Installation of new Local Area Networks.

•	Installation of wireless telecommunication links between sites.

•	Provision and installation of new desktop devices.

•	Provision and management of servers in a central Computer Centre.

•	Upgrades to current versions of a range of software products and the provision of appropriate training to users.

•	xxx going support and management of the IT facilities.

3.	TIMEFRAME

It is expected that a contracted will be awarded in February 2005 and the Deployment Project completed by June 2005.

It is expected the after successful completion of the Deployment Project the ongoing Services Agreement would be for 5 years.

4.	SPECIFICATIONS FOR THE SERVICES

Attachments “A” and “B” to the RFT documents provide detailed descriptions of the required hardware, software, communications and services. Responses are required to each of the sections in these attachments.

Tenderers must provide evidence of their financial and technical capacity to undertake the project successfully and provide the required management and support services.

5.	TENDER ASSESSMENT PROCESS

Proposals will be assessed against technical criteria (75%) and financial criteria (25%).

Criteria for assessment are detailed in the Request for Tender, Annexes B and C.

The bids will be assessed by a Tender Assessment Panel (TAP) against technical criteria. The financial component of tenders deemed by the TAP to not meet technical criteria will not be assessed.

6.	MANAGEMENT OF THE PROJECT

The project will be supervised by a Steering Committee comprising nominated members from the Department of Education and ECBP advisors. The successful organisation will be required to report progress on a monthly basis to this Committee.

All communication between the successful tenderer and the PNG Department of Education or the ECBP will be through the Program Manager, ECBP located at SAGRIC Adelaide.

7.	CLOSING DATE

Tenders must be placed in the SAGRIC International Tender Box located at Level 2, 70 Hindmarsh Square, Adelaide no later than 4 pm Adelaide time (ACDT) on Friday, 28th January 2005 for Australian bids and Tuesday, 1st February 2005 for New Zealand and PNG bids. They must be marked to the attention of Mr Ian Pascoe, Program Manager, ECBP. and be clearly labelled, “ECBP Provision of Information Technology Services”.

For further information about ECBP and the tender visit the SAGRIC website on www.sagric.com.au or contact Ms Janet Davy, ATL ECBP, on telephone +675 325 5391 , or email idavy@ecbp.sagric.com

Tenders close at 4 pm Adelaide time (ACDT) on Friday, 28th January 2005 for Australian bids and 4 pm Adelaide time on Tuesday 1st February 2005 for New Zealand and PNG bids.

SCHEDULE 2

Basis of Payment

PNG EDUCATION CAPACITY BUILDING PROGRAM

INFORMATION TECHNOLOGY MANAGEMENT AND SUPPORT SERVICES

ACTIVITY

For the performance of the Services described in the Contract, SAGRIC shall pay the Contractor as follows:

1.	Financial Limitation

1.1	The Financial Limitation over the Activity life is a maximum of $A2,113,468. This Financial Limitation is exclusive of any GST and or VAT which may be payable. The Contractor shall not expend or incur expenditure in excess of the absolute financial limitation specified in this Schedule. The provision of all Funds to the Contractor is subject to compliance with all the requirements set down within this Contract.

2.	Milestone Payments

2.1	The milestone payment payable by SAGRIC to the Contractor shall be paid progressively within thirty (30) days of SAGRIC’s acceptance of the achievement of milestones as detailed in clause 7 of this Schedule, subject to the receipt by SAGRIC from the Contractor of:

(a)	a correctly rendered invoice; and

(b)	certification as per Milestone Payments performance indicators.

3.	Suspension Of Payments For Non-Performance

3.1	If the Contractor fails to supply the Services in accordance with the Contract SAGRIC shall upon giving written notice:

(a)	suspend all pending and/or future milestone payments until such time as the Contractor:

(i)	rectifies its performance of the Services and this rectification has been acknowledged in writing by SAGRIC as being satisfactory to SAGRIC.

4.	Termination For Force Majeure Event

4.1	If the Contract is terminated pursuant to clause 25.4(b), the Contractor:

(a)	will be entitled to:

i)	payment for all milestones satisfactorily completed before the date of termination in the written notice issued pursuant to clause 25.4(b) of the Contract and which have not been invoiced under clause 20 of the Contract;

ii)	in respect of milestones commenced before, but not completed by the date of termination, payment for the work already satisfactorily performed in relation to that output on a pro rata basis having regard to the amount specified in Schedule 2 as determined by SAGRIC;

iii)	any reimbursable costs (as described in clause 8 of this Schedule) which have not been invoiced or paid under clause 20 of the Contract;

(b)	must submit a final invoice for the amounts payable under sub-clause 4(a) of this Schedule; and

(c)	will be bound by any determination by SAGRIC pursuant to sub-clause 4(a)(ii) of this Basis of Payment.

5.	Claims for Payment

5.1 (a)	the contractor’s claims for payment shall be submitted when due in a form identifiable with the services and shall be:

(b)	marked with the relevant Contract number;

(c)	certified by an authorised person as incurred in accordance with the approved budget for the Activity and the terms of this Contract;

(d)	in the case of milestone payments, claimed in accordance with the requirements of clause 2 of this Schedule;

(e)	in the case of reimbursable costs (detailed in clause 8), certified by the Contractor’s Authorised Representative as having been paid (claims for payment must include a copy of the paid invoice, stamped “paid” and certified by the Activity Director) and incurred in accordance with the approved budget for the reimbursable items as detailed in the table at clause 8 in this Schedule; and

(f)	forwarded to:

The Program Director – ECBP,

SAGRIC International Pty. Ltd.

Level 2, 70 Hindmarsh Square

Adelaide SA 5001

6.	Payment of Claims

6.1 (a)	Claims will be paid in Australian Dollars. Where the Contractor claims reimbursement for expenditure incurred in the currency of the Partner Country or of a foreign country while in direct transit between Australia and the Partner Country, payment will be made of the equivalent amount in Australian Dollars converted at the rate calculated in accordance with paragraphs (b) and (c) as applicable.

(b)	Where the Contractor converts Australian currency into local currency for the Activity, the rate is the weighted average exchange rate of all such conversions in the month in which expenditure occurred. If no currency was converted in the month of expenditure, the rate is the weighted average exchange rate of all conversions for the Activity in the most recent month in which currency was converted.

(c)	Where the Contractor converts currency other than Australian currency into local currency, the rate is the exchange rate that would have applied if Australian currency had been converted, calculated in accordance with paragraph (b).

(d)	Evidence of the exchange rate that applied to the transaction(s) shall be attached to such claims.

7.	Milestone Payments

7.1	Milestone Payments will be made in accordance with the Milestone Table below.

MILESTONE	DUE DATE FOR COMPLETION	VALUE
Contract signing	1 May 2005	20%
Design Network and Work Plan approved by DoE	31 May 2005	15%
Procurement of equipment for central site covering communication and servers	31 May 2005	30%
Install Workstations/Printers at FinCorp Haus	31 July 2005	15%
Install Workstations/Printers at other sites	31 August 2005	10%
Activity Completion Report indicating system is live and fully functional approved by DoE	30 November 2005	10%

8.	Reimbursable Costs

The Subcontractor may be eligible for reimbursement of actual costs for approved activities outside the Outputs covered by Milestone payments under this contract. Such activities may only be undertaken with the express approval of SAGRIC International, which approval will be conditional upon prior approval of the activity by the ECBP Activity Approval Group.

9.	Asset procurement guidelines

The following gives an indication of the minimum number of machines that will be procured. During the implementation of the contract, the Contractor should work closely with the SAGRIC Adviser to determine the actual number and specifications of assets required.

ITEM DESCRIPTION	MIN ORDER NOS
Monitors	224
Resource Personal Computers	44
Thin Client Devices	180
Laptop Computers	16
Printers	To be advised

SCHEDULE 3

Register of Activity Assets

EDUCATION CAPACITY BUILDING PROGRAM (ECBP)

INFORMATION TECHNOLOGY MANAGEMENT AND SUPPORT SERVICES

ACTIVITY

IDENTIFICATION NUMBER	DESCRIPTION OF ASSET	PURCHASE REFERENCE	PURCHASE DATE	PURCHASE PRICE	DATE RECEIVED LOCATION	REMARKS INCLUDING DISPOSAL ACTION & PRICE RECEIVED

The structure and format of this Asset Register may be changed to suit a computer application and/or GPNG legal requirements for management of Departmental Assets. The information recorded should be negotiated with the SAGRIC Adviser and DoE. The above information should be regarded as a guide for the minimum amount of information to be stored.

SCHEDULE 4 (Not Applicable)

PERFORMANCE GUARANTEE

GUARANTEE AND INDEMNITY

THIS GUARANTEE AND INDEMNITY is made                      day of                      2004

BY:                                                   (the “Guarantors”)

IN FAVOUR OF: SAGRIC INTERNATIONAL PTY LTD ABN 63 007 889 081 of 70 Hindmarsh Square, Adelaide, South Australia 5001 (“the Beneficiary”)

RECITALS

A.	At the request of the Guarantors, the Beneficiary is willing to enter into the Contract (refer clause 2.8).

B.	The Guarantors acknowledge that the Beneficiary is entering into the Contract because of the granting of, and the Guarantors expect to derive a commercial benefit from, this Guarantee.

THIS DEED WITNESSES

1.	Recitals

The parties acknowledge the recitals are true and form part of this Deed.

2.	Interpretations and definitions

Unless qualified by or inconsistent with the context:-

2.1	A reference to one gender includes the other gender; a reference to a person includes an incorporated body or other association of persons to a governmental agency and vice versa; the singular includes the plural and vice versa.

2.2	Where a party comprises more than one person, this Deed applies to all of them together and each of them separately.

2.3	Headings are for convenience of reference and will not effect the interpretation of this Deed.

2.4	This Deed is written in plain English. No rule resolving a doubt as to interpretation against the party preparing this Deed will apply. The specific provisions will not limit the interpretation of general provisions.

2.5	“Head Contract” means the PNG Education Capacity Building Program contract, its general conditions and annexures entered into on February 2004 between the Commonwealth of Australia and SAGRIC International Pty Ltd ABN 63 007 889 081.

2.6	“Contractor” means the partner organisation that is the legal entity entering into this contract.

2.7	“Contractor Obligations” means the full performance by the Contractor of all its express or implied obligations (whether contingent, prospective or actual) pursuant to or in connection with the Contract.

2.8	“Contract” means the Contract between the Beneficiary and the Contractor made on or about the date of this Deed, pursuant to which the Contractor has agreed to perform certain works for the Beneficiary as Contractor to the Beneficiary, those subcontracted works comprising part of the works under the Head Contract.

3.	Guarantee

In consideration of the Beneficiary at the request of the Guarantors entering into the Subcontract, the Guarantors unconditionally guarantee the Contractor’s Obligations.

4.	Nature of Guarantee

This	guarantee:

4.1	is a principal obligation and will not be treated as ancillary or collateral to any other right or obligation however created or arising;

4.2	may be enforced against the Guarantors or any one of them without the Beneficiary first being required to exhaust any remedy it may have against the contractor to enforce any security it may hold with respect to the Contractor’s Obligations;

4.3	is a continuing guarantee and indemnity for the whole of the Subcontractor’s Obligations and will be irrevocable and will remain in full force and effect until discharged; and

4.4	will not be considered as wholly or partially discharged by the performance at any time of any of the Contractor’s Obligations or by any settlement of account or by any other matter or thing whatever and will apply to the present and future scope of the Contractor’s Obligations.

5.	Guarantor’s Liability Absolute

5.1	The liability of the Guarantors is absolute and will not be affected by anything which, but for this provision might operation to release or otherwise exonerate the Guarantors from their obligations in whole or in part including, without limiting the generality of the foregoing:

5.1.1	the grant to the Contractor or any other person of any time, waiver or other indulgence or concession in respect of the Contractor’s Obligations;

5.1.2	any transaction or arrangement that may take place between the Beneficiary and the Contractor, Guarantors or any other person;

5.1.3	the insolvency of the Contractor;

5.1.4	the variation (including a variation that increases the Contractor’s Obligations), extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part of the Contract;

5.1.5	the Contractor’s Obligations or any part of them being or becoming wholly or partially illegal, void, voidable or unenforceable;

5.1.6	the failure by the Beneficiary to give notice to the Guarantors of any default by the Contractor under the Contract;

5.1.7	any legal limitation, disability, incapacity or other circumstance related to the Contractor; or

5.1.8	the failure of any Guarantor to execute this guarantee or the granting of this guarantee by any Guarantor being or becoming void or voidable.

5.2	This guarantee extends to cover the Contract as amended, varied or replaced either with or without the consent of the Guarantors.

6.	Indemnity

If the whole or any part of the Contractor’s Obligations are or may be unperformed by or irrecoverable from the Contractor by the Beneficiary for any reason whatever, then:

6.1	the Guarantors, as a separate and additional liability under this guarantee, indemnify the Beneficiary in respect of the Contractor’s Obligations;

6.2	the Guarantors, as principal debtors, agree to pay the Beneficiary, when demanded in writing, a sum equal to the amount of money due and payable pursuant to the Contractor’s Obligations, or the damages, losses and expenses resulting from the failure to perform the Contractor’s Obligations; and

6.3	for the purposes of this indemnity, this clause 6 will be construed as if the monies were recoverable and the terms of the guarantee will apply as far as possible, with any necessary changes being made.

7.	Joint and Several Guarantee

7.1	Where this guarantee is given by more than one person, the obligations on the part of the Guarantors contained in this guarantee take effect as joint and separate obligations, and references to the Guarantors take effect as references to those persons jointly, any combination of them, and to any one of them.

7.2	None of those Guarantors will be released from liability under this Guarantee by reason of any other Guarantor not executing this guarantee, or this guarantee ceasing to be binding as a continuing security on any other Guarantor and the release by the Beneficiary of any Guarantor from this guarantee will not affect the liability of the other Guarantors.

8.	Expenses

The Guarantors will reimburse the Beneficiary for the expenses of the Beneficiary incurred in connection with the enforcement of, or the preservation of any rights under this guarantee including legal costs and expenses on a full indemnity basis.

9.	Assignment

The Beneficiary is entitled to assign, either absolutely or in part or by way of security, its rights under this deed without the need for prior written consent from the Guarantors.

10.	Notices

Any notice to be given by one party to the other will be signed by the party giving the notice or by one of its officers or its duly authorised solicitor or agent and will be hand delivered or sent by prepaid post or sent by facsimile to the address or facsimile number (as the case may be) shown at the commencement of this Deed (or any other address or facsimile number that a party may notify to the other) and will be deemed sufficiently given:-

10.1	in the case of hand delivery, on the date of delivery; or

10.2	in the case of prepaid post, 2 business days after being sent by prepaid post; or

10.3	in the case of facsimile, on receipt by the sender of a successful transmission answerback.

11.	Governing Law

This Agreement is to be construed according to South Australian laws and the parties submit themselves to the jurisdiction of the Courts of South Australia and any competent appellate courts.

12.	Severability of Provisions

Any provision in this guarantee which is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this guarantee or affecting the validity or enforceability of that provision in any other jurisdiction.

13.	Execution by facsimile

This Guarantee may be executed by the parties exchanging executed facsimile copies.

EXECUTED AS A DEED

Guarantors:

THE COMMON SEAL of the Guarantor was affixed in the presence of:

Director

Director/Secretary